Exhibit T3B.9

FIRST AMENDMENT TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL AMBASSADOR MEMBER. LLC

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is made and entered into to be effective as of January 1, 2015 (this “Amendment”), by CBL & Associates Limited Partnership, a Delaware limited partnership, and CBL & Associates Management, Inc., a Delaware corporation (herein referred to as the “Members”).

W I T N E S S E T H:

WHEREAS, CBL Ambassador Member, LLC, a Louisiana limited liability company (the “Company”) is governed by that certain Amended and Restated Limited Liability Company Agreement dated as of January 1, 2015 (the “Agreement”); and

WHEREAS, pursuant to Section 11.7 of the Agreement, the Members of the company may revise the Agreement.

NOW, THEREFORE, the Members do hereby modify the Agreement as follows:

1.        Section 8.8 of the Agreement is hereby deleted in its entirety.

2.        Except as herein modified, the Agreement shall remain in full force and effect.

3.        Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Agreement.

IN WITNESS WHEREOF, this Amendment is executed effective as of the date first set forth above.

MEMBERS:

CBL & ASSOCIATES LIMITED PARTNERSHIP
By: CBL Holdings I, Inc., its sole general partner
By:
Name:	Jeffery V Curry, Esq.
Title:	Chief Legal Officer

CBL & ASSOCIATES MANAGEMENT, INC.
By:
Name:	Jeffery V Curry, Esq.
Title:	Chief Legal Officer

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